Exhibit 99.1

CONSENT OF DEUTSCHE BANK SECURITIES INC.

August 28, 2015

Board of Directors

Avago Technologies Limited

1 Yishun Avenue 7

Singapore 76B923

Re: Amendment No. 1 to Registration Statement on Form S-4 of Pavonia Limited and Safari Cayman L.P.

Members of the Board,

We hereby consent to (i) the inclusion of our opinion letter, dated May 28, 2015, to the Board of Directors of Avago Technologies Limited (“Avago”) as Annex I to the joint proxy statement/prospectus which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Pavonia Limited and Safari Cayman L.P., filed on August 28, 2015 (the “Registration Statement”), and (ii) references made to our firm and such opinion in such joint proxy statement/prospectus under the captions “Summary–Opinion of Financial Advisor to Avago,” “The Transactions–Background of the Transactions,” “The Transactions–Recommendation of the Avago Board of Directors and its Reasons for the Transactions” and “The Transactions–Summary of Financial Analysis and Opinion of Financial Advisor to Avago.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

/s/ Deutsche Bank Securities Inc.
DEUTSCHE BANK SECURITIES INC.